Exhibit 12(b)

April 12, 2019

John Hancock Funds III, on behalf of its series,

John Hancock U.S. Quality Growth Fund (formerly John Hancock Strategic Growth Fund)

200 Berkeley Street

Boston, MA 02116

Ladies and Gentlemen:

We have acted as counsel to John Hancock U.S. Growth Fund (the “Acquired Fund”), a series of John Hancock Funds II, a Massachusetts business trust (the “Trust”), in connection with the reorganization (the “Reorganization”) of the Acquired Fund into John Hancock U.S. Quality Growth Fund (formerly John Hancock Strategic Growth Fund) (the “Acquiring Fund”), a series of John Hancock Funds III, also a Massachusetts business trust. The Reorganization is provided for in the Agreement and Plan of Reorganization dated April 12, 2019, between the Acquiring Fund and the Acquired Fund (the “Agreement”).

You have requested our opinion as to the matters set forth below in connection with the execution of the Agreement. For purposes of rendering that opinion, we have examined the Agreement, the Declaration of Trust of the Trust, as amended, the By-Laws of the Trust, and the actions of the Acquired Fund related to the Agreement, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials, the representations made by the Acquired Fund in Section 2 of the Agreement and certificates of officers of the Trust (“Fact Certificates”).

For purposes of this opinion letter, we have also made the assumptions that are customary in opinion letters of this kind, including the assumptions that each document submitted to us is accurate and complete, that each such document that is an original is authentic, that each such document that is a copy conforms to an authentic original, that all signatures on each such document are genuine, and that no changes in the facts certified in the Fact Certificates have occurred or will occur after the date of the Fact Certificates. We have further assumed the legal capacity of natural persons, and we have assumed that each party to the Agreement has the legal capacity and has satisfied all legal requirements that are applicable to that party to the extent necessary to make the Agreement enforceable against that party. We have not verified any of those assumptions.

John Hancock Funds III

April 12, 2019

Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof, and is limited to the laws of The Commonwealth of Massachusetts and the federal law of the United States of America that in our experience normally are applicable to registered investment companies and to transactions of the type contemplated by the Agreement. Except as expressly set forth in this opinion letter, we are also not opining on tax, insolvency, antitrust and securities laws.

Based upon and subject to the foregoing, we are of the opinion that, with respect to the Reorganization:

(i)	both the Acquired Fund and the Trust are duly formed and validly existing under the laws of The Commonwealth of Massachusetts;
(ii)	the Acquired Fund is a separate series of the Trust, an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”);
(iii)	the Agreement and the Reorganization provided for therein and the execution of the Agreement have been duly authorized and approved by all requisite action of the Board of Trustees of the Trust, and the Agreement has been duly executed and delivered by the Trust on behalf of the Acquired Fund and (assuming the Agreement is a valid and binding obligation of the other party thereto) is a valid and binding obligation of the Acquired Fund;
(iv)	neither the execution or delivery by the Trust on behalf of the Acquired Fund of the Agreement nor the consummation by the Acquired Fund of the Reorganization contemplated thereby violates any provision of any statute or any published regulation or any judgment or order disclosed to us by the Acquired Fund as being applicable to the Acquired Fund; and
(v)	to our knowledge and subject to the qualifications set forth below, the execution and delivery by the Trust on behalf of the Acquired Fund of the Agreement and the consummation of the Reorganization therein contemplated do not require, under the laws of The Commonwealth of Massachusetts or any state in which the Acquired Fund is qualified to do business or the federal laws of the United States, the consent, approval, authorization, registration, qualification or order of, or filing with, any court or governmental agency or body (except such as have been obtained under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the 1940 Act or the rules and regulations thereunder). We express no opinion, however, as to any such consent, approval, authorization, registration, qualification, order or filing that may be required as a result of the involvement of other parties to the Agreement in the transactions therein contemplated because of their legal or regulatory status or because of any other facts specifically pertaining to them.

John Hancock Funds III

April 12, 2019

We express no opinion with respect to the enforceability of any provision of the Agreement that purports to: waive or modify a party’s rights under applicable bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance or transfer or other similar laws relating to or affecting the rights or remedies of creditors generally; waive or modify a party’s obligations of good faith, fair dealing, diligence, reasonableness, or due notice; waive equitable rights, remedies, or defenses; exonerate or indemnify a party from or against liability for the party’s own conduct; or preclude modification of the Agreement otherwise than in writing.

We are furnishing this opinion letter to you solely in connection with the transaction mentioned above. You may not rely on this opinion letter in any other connection, and it may not be furnished to or relied upon by any other person for any purpose, without specific prior written consent.

The foregoing opinions are rendered as of the date of this letter, except as otherwise indicated. We assume no obligation to update or supplement any of such opinions to reflect any changes of law or fact that may occur.

Very truly yours,

/s/ K&L Gates LLP